Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

DELWINDS INSURANCE ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(5)	Fee Rate	Amount of Registration Fee
	Equity	Shares of Class A common stock, $0.0001 par value(1)	Other	27,700,000	0.00000333(3)	$92.24	0.0000927	$0.01
Total				27,700,000		$92.24		$0.01

(1)	Based on the maximum number of shares of Class A common stock, $0.0001 par value per share (“Class A Common Stock”), of the registrant, Delwinds Insurance Acquisition Corp. (“Delwinds”), issuable in connection with the business combination (the “Business Combination”) to be effected pursuant to a merger agreement among the registrant, FOXO Technologies Inc., a Delaware corporation (“FOXO”), and certain other parties. This number is based on (i) up to 14,000,000 shares of Class A Common Stock issuable as consideration in connection with the Business Combination to holders of Class A common stock of FOXO, (ii) up to 1,300,000 shares of Class A Common Stock issuable upon conversion of shares of Class V common stock of the registrant to be issued in connection with the Business Combination to shareholders of Class B common stock of FOXO, (iii) up to 10,000,000 shares of Class A Common Stock issuable pursuant to the to the Management Contingent Share Plan in connection with the Business Combination and (iv) up to 2,400,000 shares of Class A Common Stock issuable upon exercise of outstanding FOXO 2021 Bridge Debenture Warrants which will be assumed by the registrant and become warrants to purchase shares of Class A Common Stock in connection with the Business Combination.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. FOXO is a private company, no market exists for its securities, and FOXO has an accumulated deficit. Therefore, the proposed maximum aggregate offering price of FOXO shares is one-third of the aggregate par value of the FOXO shares expected to be exchanged in the Business Combination.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o).